Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2020, relating to the consolidated financial statements of American Public Education, Inc., and the effectiveness of American Public Education, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Public Education, Inc. and subsidiaries for the year ended December 31, 2019.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

McLean, Virginia
February 10, 2021